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                                                                      Exhibit 99


                     THE NASDAQ STOCK MARKET
                     LISTING QUALIFICATIONS DEPARTMENT
                     9600 BLACKWELL ROAD
[GRAPHIC OMITTED]    HOCKVILLE MD 20850

SENT VIA FACSIMILE AND OVERNIGHT COMMERCIAL COURIER

September 29, 2004

Mr. Christian Misvaer
General Counsel and Corporate Secretary
Intelligroup, Inc.
499 Thornall Street
Edison. NJ 08837

Re: Intelligroup, Inc. (Symbol: ITIGE)
    Nasdaq Listing Qualifications Hearings
    Docket NQ 4617N-04
    Notice of Additional Concerns
    -----------------------------

Dear Mr. Misvaer:

It has come to our attention that Intelligroup, Inc. (the "Company") is no longer in compliance with the shareholder approval, proxy solicitation and listing of additional shares requirements, as set forth in Nasdaq Marketplace Rules 4350(i)(1)(B), 4350(i)(1)(D) and 4310(c)(l7), respectively (see attached memorandum). Notwithstanding the Company's prior representations at the September 16, 2004 hearing, this is formal notification that the Panel will consider these additional issues in rendering a decision regarding the Company's continued listing on The Nasdaq National Market. The Company is invited to make a written submission with respect to this issue, but must do so by no later than the close of business on WEDNESDAY, OCTOBER 6, 2004. In the event the Company fails to address the issue specified, the Panel will consider the record as it currently exists and will make its determination based upon that information.

If you have any questions, please do not hesitate to contact me at (301)
978-8077.

Sincerely,

/s/ Katherine M. Roberson
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    Katherine M. Roberson
    Counsel
    Nasdaq Listing Qualifications Hearings

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                               INTELLIGROUP, INC.
                    HEARING MEMORANDUM - ADDITIONAL CONCERNS

--------------------------------------------------------------------------------
TRADING SYMBOL:                      ITIGE1

HEARING DATE:                        SEPTEMBER 16, 2004

LISTING QUALIFICATIONS ANALYST:      RANDY GENAU, LEAD ANALYST

MEMO PREPARATION DATE:               SEPTEMBER 29, 2004

ORIGINAL DEFICIENCY:                 FILING DELINQUENCY

ADDITIONAL CONCERNS:                 SHAREHOLDER APPROVAL
                                     [4350(i)(1)(B) AND 4350(i)(1)(D)]

                                     LISTING OF ADDITIONAL SHARES
                                     [4310(C)(17)(D)]
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ADDITIONAL CONCERNS:

Shareholder Approval

In Forms 8-K dated September 24 and 27, 2004, Intelligroup, Inc. (the "Company" or "Intelligroup") announced that on September 24, 2004, it had entered into a definitive agreement (the "Agreement') to sell 17,647,058 shares of its common stock at $0.85 per share to SB Asia Infrastructure Fund, L.P., an affiliate of Softbank Corporation, and Venture Tech Assets Ltd. Pursuant to the Agreement, these purchasers will have to right to appoint a majority of Intelligroup's Board of Directors.

Prior to the Agreement, the Company had 17,419,857 shares outstanding. The closing bid price of the Company's common stock was $1.65 on September 24, 2004, and its book value was $0.92 per share on June 30, 2004.2 The shares to be issued pursuant to the Agreement will represent 101% of the pre-transaction total shares outstanding, and 50.3% of the Company's shares on a post-transaction basis. As a result, the shares to be issued pursuant to the Agreement will be issued at a discount to both book and market value, and will represent a "change of control" of Intelligroup.

As set forth in Marketplace Rules 4350(i)(1)(B)3 and 4350(i)(1)(D),4 the Company is required to solicit shareholder approval prior to the issuance of the securities contemplated in the

----------------------

1 on August 19, 2004, Intelligroup's trading symbol was appended with a fifth character "E" to reflect the Company's filing delinquency.

2 Based on stockholders' equity of $16,100,000 divided by 17,419,857 shares.

3 Marketplace Rule 4350(i)(1)(B) states, in part; "Each issuer shall require shareholder approval prior to the issuance of designated securities...when the issuance or potential issuance will result in a change of control of the issuer."

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Agreement. However, in a Form 8-K dated September 24, 2004, the Company states that, "[t]he rules of the NASDAQ Stock Market require shareholder approval of certain transactions, such as this private placement, involving the issuance of more than 20% of a listed company's common stock. Due to its immediate cash needs, the Company determined that delaying the transaction in order to seek shareholder approval would jeopardize its financial viability. The transaction will therefore violate NASDAQ listing rules and, as a result, the Company may be delisted from the NASDAQ Stock Market."


Marketplace Rule 4350(2)(A) provides, in part, that "[e]xceptions [to the shareholder approval requirment] may be made upon application to Nasdaq when... the delay in securing stockholder approval would seriously jeopardize the financial viability of the enterprise." To date, Intelligroup has not made application to Nasdaq for an exception to the shareholder approval requirement. Further, the Company has not filed with the Securities and Exchange Commission a proxy statement containing a proposal to solicit shareholder approval for the issuance of shares described in the Agreement.

As a result, Staff believes that Intelligroup will not solicit shareholder approval prior to the issuance of securities set forth in the Agreement, and that this issuance of shares will constitute a violation of the Marketplace Rules.

Listing of Additional Shares ("LAS")

As set forth in Marketplace Rule 4310(c)(17)(D),5 issuers are required to submit an LAS Form to Nasdaq 15 calendar days prior to issuing securities in excess of 10% of the total shares outstanding, as measured on pre-transaction basis.

To date, Intelligroup has not submitted an LAS form for the shares contemplated in the Agreement. Staff has no assurance that the Company will submit the LAS form.

Staff requests that the Panel address these additional concerns with the Company.


-----------------------

4 Marketplace Rule 4350(i)(1)(B) states, in part: "Each issuer shall require shareholder approval prior to the issuance of designated securities...in connection with a transaction other than a public offering involving...the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance;
....or the sale, issuance or potential issuance by the company of common stock
(or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock."

5 Marketplace Rule 4310(c)(17)(D) states, in part: "The issuer shall be required to notify Nasdaq on the appropriate form no later than 15 calendar days prior to...entering into a transaction that may result in the potential issuance of common stock (or securities convertible into common stock) greater than 10% of either the total shares outstanding or the voting power outstanding on a pre-transaction basis."